Exhibit 99.2
Qumu Corporation
First Quarter 2019
Earnings Conference Call
May 1, 2019

Operator

[Introduction]

Dave Ristow

Good morning everyone, and thank you for joining our first quarter 2019 earnings conference call. We will make certain statements today with respect to our expected financial results, go-to-market strategy, and efforts designed to increase our traction and penetration with customers.

These statements are forward-looking and involve a number of risks and uncertainties that could cause actual results to differ materially. Please note that these forward-looking statements reflect our opinions only as of the date of this call, and we undertake no obligation to publicly update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

Please refer to our SEC filings, specifically our Form 10-K and our financial results press release, for a more detailed description of risk factors that may affect our results. These documents are available at our website, qumu.com and at the SEC’s website, sec.gov.

During our call today, we will discuss adjusted EBITDA financial measures and non-GAAP earnings per share. In our press release and our filings with the SEC, each of which is posted on our website, you will find additional disclosures regarding these non-GAAP and adjusted EBITDA measures, including reconciliations of these measures with comparable GAAP measures.

And with that, I will turn the call over to Vern Hanzlik, President and CEO of Qumu.

Vern Hanzlik

Thank you, Dave, and welcome everyone. First, I’d like to touch on some key financial highlights, and then I’ll review our progress against the Strategic Plan.

I’m happy to report a strong start to 2019, building on momentum from the second half of 2018. Revenue for the quarter was $7.1 million, versus $4.8 million in Q1 2018—a 47% year-over-year increase. We also achieved another quarter of positive adjusted EBITDA, the third out of the last four quarters. Gross margins were at a record high of 78.3%, thanks in part to major opportunities generated by channel partners, involving large term license renewals and limited hardware sales. And Qumu’s customer retention rate was very strong at 92%. Additionally, our annual recurring revenue base was comprised of 59.5% on premise support and maintenance and 40.5% SaaS subscription at the end of Q1, and our cash position remained strong at $8.6 million to end the quarter.

Our Q1 results give us a high degree of confidence going forward into 2019, and with this in mind we are confirming our annual financial guidance which we will review after Q2 based on our pipeline strength and mix of bookings. With marketing and sales steadily producing a strong pipeline of opportunities, and our channel program consistently contributing to both the top and bottom lines, we are well-positioned for growth and expansion into new markets going forward.

Speaking for the entire team, this is a very exciting time for Qumu. Our go-to-market strategy is working, and the successful transformation of our platform to a next generation intelligent video platform is already helping companies create video-aware networks.

As you know, for the last two years we have been predicting the collision of video conferencing—what Zoom and others do—with enterprise video, where Qumu excels. I am happy to say this collision is happening right now, and Qumu is benefiting directly, as Global 2000 companies look to convert their existing video conferencing platforms into large-scale, self-service streaming platforms.

And leading analyst firms are reporting on this collision as well. As some of you likely heard, in January of 2019 Aragon Research named Qumu as a “New Contender” in the annual Research Globe for Web and Video Conferencing. This is Qumu’s first inclusion in a ranking of Web and Video Conference companies—a market space traditionally dominated by firms like Cisco, Microsoft, Google, Adobe and of course Zoom. Qumu was included in this report because our platform can seamlessly add large-scale streaming and comprehensive video management to all major video conferencing platforms, thereby extending both the reach and value of these systems.

If you would like to see a direct customer example of the convergence of Video Conferencing with Enterprise Streaming and Management, we just added a new case study and video to our website which focuses on a long-time customer, Vodafone. This telecommunications giant is using our Unified Communications Gateway, or UCG, to transform over 4,000 Pexip virtual meeting rooms into full-featured broadcast rooms—to make streaming and webcasting fully self-service for their global employee base.

Along those lines, in Q1 Qumu released its new Zoom integration, which allows millions of current Zoom users to turn Zoom into a self-service, live streaming and video management platform. With this new Qumu extension and our Pathfinder eCDN, Zoom video conferences can now be expanded from several dozen attendees to full-blown live streaming events that reach tens—or even hundreds—or even thousands of people, with no negative impact on the corporate network performance or bandwidth.

To summarize, Qumu is in a great position for growth, as the collision of video conferencing with enterprise streaming and management continues to open up new markets for the Qumu platform.

Now, I’d like to report our progress against each of the four pillars of our strategic plan.

Our first Pillar is Sales Execution & New Customer Growth.

Our marketing team has dramatically expanded our digital footprint and overall visibility, producing a steady flow of opportunities and ensuring that our sales pipeline remains strong at more than 3.5 times revenue coverage for 2019.

We are building on the great success we enjoyed with industry analysts during 2018 when Qumu was named an industry Leader by top research firms—including Gartner, Frost & Sullivan, Aragon Research and Wainhouse. And in Q1 of 2019 we were recognized as a leader once again by Gartner, in the 2019 Critical Capabilities for Enterprise Video Content Management Report. In that report, Qumu earned a Top 3 score among 13 total vendors in three of the most important use cases facing corporate buyers of video technology today—Internal Executive Messaging, Internal Training, and Internal Collaboration. And in the State of the State 2019 – Enterprise Streaming and Webcasting report, Wainhouse Research ranked Qumu as the industry leader in “Completeness of Solution," and among the highest in “Integration Strategy.” Given our trusted role within the Enterprise, the Qumu story will continue to attract attention from industry influencers, as we ramp our growth in 2019.

Qumu landed seven significant new enterprise customers in Q1, consisting of five Cloud-Hybrid customers and two enterprise on premise customers. And I’m very happy to report that 90% of those sales came through partners, demonstrating continued success in our channel.

Both of the new on premise customers are through our EMEA team and partners. They include a very large Middle Eastern petroleum and natural gas company, brought to us by partner Enpro in the Middle East, and KUBUS IT—a new customer brought to us by our partner Unicom—in Germany. The EMEA team is maintaining their momentum into Q2 having already closed a deal with new client Groz-Beckert, also based in Germany.

As you know, late in 2018 we also announced an important new partnership with British Telecom. We are engaged in multiple active projects with BT, and are well on the path to begin monetizing our new relationship in the second half of this year.

And, of course, we continue to engage with key partners like AVI-SPL, V-cube in Japan and Whitlock. In fact, we are nearing the close of yet another key deal through Whitlock in Q2.

The Second Pillar in our Strategy is Customer Success and Retention.

I’ve mentioned our 92% customer retention, and success in extending our footprint with existing customers. Notable customer expansions during the first quarter included Dow Chemical, AT&T and Centene.

Our success is, in part, due to our ability to connect with our customers. And Qumu’s Annual Customer Summit provides a great opportunity for both customers and prospects to learn from and network with fellow enterprise video innovators. In fact, we’re featuring a few of our most innovative customers at our US Summit tomorrow in New York, including:

▪	A major Japanese automotive manufacturer

▪	A top health insurance provider, and

▪	A leading global financial services firm

You’ll find more information on our website if you’d like to join us in London.

The Third Pillar in our Strategy is Market-Focused Product Innovation.

Less than two years ago, Qumu launched its new open and modular architecture. The first big advantage of this is that it opened up the input side of our platform. Our Unified Communications Gateway makes it easy to integrate with almost any video conferencing platform—such as Pexip, Skype for Business, Microsoft Teams and now Zoom—which act as a video input source so that they can take advantage of Qumu’s streaming and video management services.

We also opened up the delivery or output side of our platform at that time. I’d like to talk about three important trends we are seeing now because of that important decision to release our delivery software engine—Pathfinder—as a stand-alone enterprise CDN or content delivery network:

•	First: Customers are upgrading their pure SaaS Qumu Cloud solution to hybrid to take advantage of Pathfinder’s intelligent, enterprise-grade security and delivery.

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Second: Existing customers are expanding their Pathfinder footprint to create more reach and security, adding new edge nodes and improving video quality across their enterprise. Vodafone, who I mentioned earlier, has more than 90 Qumu edge nodes across their global network.

•	And Third: Customers are replacing their existing public CDNs with Qumu’s proprietary Pathfinder solution.

Pathfinder and its edge computing technology provide a vital competitive advantage as our enterprise customers evolve toward distributed computing and video-first communication.

Our fourth and final pillar is Strengthening Our Financials

Since I’ve already covered the highlights of our financial results, I just want to thank the entire Qumu team for their steadfast commitment to focusing on great work that delivers results.

Now, over to Dave for further financial commentary.

Dave Ristow

Thank you, Vern.

We have a strong start to 2019, building on the momentum of 2018. I’ll highlight a few of our positive financial trends.

•	Revenue for the quarter was $7.1 million versus $4.8 million in Q1 2018; a 47% year-over-year increase.

•
This was largely driven by subscription, maintenance and support revenue which was $5.6m versus $4.0m in Q1 2018. This is 40% year-over-year increase, of which approximately $1.3m was derived from term license renewals.

•	Gross margins were 78.3% versus 56.3% in Q1 2018; a 39.1% increase year-over-year.

•	Total operating expenses were $6.0 million vs $6.5 million in Q1 2018, a 7.7% year-over-year decrease.

•
We achieved another quarter of positive adjusted EBITDA (a non-GAAP measure), marking our third quarter of positive adjusted EBITDA out of the last four quarters. Adjusted EBITDA was $210,000, compared to an adjusted EBITDA loss of $(2.9) million for the first quarter 2018.

•	Our renewal rate is performing well at 92%.

•	Cash remains strong at $8.6 million.

These results give us a high degree of confidence.

Each quarter, we evaluate our annual guidance. We specifically monitor the size and timing of perpetual license opportunities as well as growth in our subscription business and bookings. At present, we are confirming our 2019 annual financial guidance as follows:

•	Annual contract value bookings growth is expected to be 20% to 25% in 2019 compared to 2018.

•	Revenue for 2019 is expected to be approximately $27 million. Gross margin percentage is expected to be in the high 60s to low 70s.

•	Net loss for 2019 is expected to be approximately $(5.1) million.

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Adjusted EBITDA for 2019 is expected to be approximately $(1.5) million. Forecasted adjusted EBITDA for 2019 excludes forecasted interest expense of approximately $1.0 million, income tax benefit of approximately $200,000, depreciation expense of approximately $300,000, amortization of acquired intangible assets of approximately $1.2 million, stock-based compensation of approximately $900,000, and increase in warrant liability of approximately $400,000.

In summary, we are off to a good start against our 2019 annual guidance. We will be working hard for our shareholders to deliver continued success.

Now back to Vern.

Vern Hanzlik

Thanks Dave.

To wrap it up, I can say we are now seeing the benefits of transforming Qumu’s technology and business over the past several years.

The first quarter of 2019 showed continued success for Qumu by multiple measures, including:

•	Strong revenue growth.

•	Our third quarter of positive adjusted EBITDA out of the last four.

•	Continued channel growth, with 90% contribution to sales in the quarter and expansion of our international footprint—including major new customers in Germany and the Middle East, and

•	The maintenance of our Customer Retention level above 90%

We have a high degree of confidence regarding our optics into the sales pipeline through the first half of the year, and into the second half of 2019. We are also confident in our ability to drive toward achieving positive adjusted EBITDA.

With this outstanding outlook, our focus going forward will be to:

•	Aggressively evangelize our new intelligent video platform, so we can capitalize on the market opportunity presented by our technology leadership.

•	Remain laser-focused on solving the tough problems of video in the enterprise, and new opportunities that arise for our Pathfinder technology to be the foundation CDN for customers.

•	Continue to grow and monetize our channel relationships, particularly with new partner British Telecom, as that relationship continues to develop.

•	Build upon the momentum we’ve achieved with our financial results, and

•	Find and close opportunities created by the video conferencing explosion and its convergence with enterprise video.

Now let’s open up the call for questions.

Q&A

Vern Hanzlik

Thank you again for joining us today.